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                                                                       EXHIBIT 2

                                     AMENDED

                           CERTIFICATE OF DESIGNATION

                                       OF

                         LITHIUM TECHNOLOGY CORPORATION

                  Lithium Technology Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

                  1. In accordance with the authority of the Corporation's Board of Directors (the "Board") pursuant to Section 151 of the General Corporation Law of the State of Delaware (the "DGCL") and the Certificate of Incorporation of the Corporation (the "Charter"), the Board hereby amends and restates Article FOURTH of the Corporation's Charter to designate a series of Preferred Stock as "Series A Preferred Stock", and to designate the powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof as follows:

                            SERIES A PREFERRED STOCK

                           1. Certain Defined Terms, Etc. In addition to the terms defined elsewhere herein, certain capitalized terms used in this Article FOURTH have the meanings given to them in Section 10. References in this Article FOURTH to Sections are, unless otherwise stated, references to Sections herein.

                           2. Designation. Of the one hundred thousand (100,000) shares of Preferred Stock, par value $.01 per share, that the Corporation is authorized to issue, all one hundred thousand (100,000) shares (including (i) the eleven thousand (11,000) shares of Preferred Stock previously designated as Series A Preferred Stock by a Certificate of Designation filed on March 14, 2000, (ii) the two thousand six hundred ten (2,610) shares of Preferred Stock previously designated as Series B Preferred Stock by a Certificate of Designation filed on February 7, 1996 and (iii) the ten thousand (10,000) shares of Preferred Stock previously designated as Series C Preferred Stock by a Certificate of Designation filed on February 7, 1996, none of which have been issued) are hereby designated as "Series A Preferred Stock" having the powers, preferences and relative participating, optional and other special rights and the qualifications, limitations and restrictions set forth in this Article FOURTH (the "Series A Preferred").

                           3. Dividends and Distributions. The Series A
         Preferred shall be entitled to receive dividends and distributions, at the same time and in the same manner as the Common Stock, and in an amount per share equal to the amount per share that the shares of Common Stock into which such Series A Preferred are convertible would have been entitled to receive if such Series A Preferred had been so converted into Common
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         Stock as of the record date established for determining holders entitled to dividends, or if no such record date is established, as of the time of declaration of any such dividend or distribution.

                           4. Voting Rights. (a) The Series A Preferred will have the right to vote or consent in writing as set forth in this
         Section 4.

                           (b) In addition to the voting rights provided by
         Section 4(c), as long as any shares of Series A Preferred are outstanding, the affirmative vote or consent of the holders of two-thirds of the then-outstanding shares of Series A Preferred, voting as a separate class, will be required in order for the Corporation to:

                           (i) amend, alter or repeal, whether by merger,
                  consolidation or otherwise, the terms of this Article FOURTH or any other provision of the Charter or Bylaws of the Corporation (the "Bylaws"), in any way that adversely affects any of the powers, designations, preferences and relative, participating, optional and other special rights of the Series A Preferred, and the qualifications, limitations or restrictions thereof;

                           (ii) issue any shares of capital stock ranking prior
                  or superior to, or on parity with, the Series A Preferred;

                           (iii) subdivide or otherwise change shares of Series
                  A Preferred into a different number of shares whether in a merger, consolidation, combination, recapitalization, reorganization or otherwise (whether or not any provision of Section 7 is applicable to such transaction); or

                            (iv) issue any shares of Series A Preferred other
                  than in accordance with this Article FOURTH.

                           (c) The Series A Preferred shall be entitled to vote or consent (by written consent or otherwise) together with the Common Stock on all matters submitted to a vote of the Common Stock, except as otherwise provided by the DGCL.

                           (d) On all matters as to which shares of Common Stock or shares of Series A Preferred are entitled to vote or consent (by written consent or otherwise), each share of Series A Preferred will be entitled to the number of votes (rounded up to the nearest whole number) that the Common Stock into which it is convertible would have if such Series A Preferred had been so converted into Common Stock as of the record date established for determining holders entitled to vote, or if no such record date is established, as of the time of any vote or consent (by written consent or otherwise) of stockholders of the Corporation. Each share of Series A Preferred shall initially be entitled to the number of votes that 1,113.40524 shares of Common Stock would have, subject to adjustment as provided in Section 7.

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                           (e) Notwithstanding any other provision of the
         Charter or Bylaws, the holders of a majority, or greater number if so required by the Charter or the DGCL, of the then-outstanding Series A Preferred may consent in writing to any matter for which a class vote is contemplated, which written consent when so executed by the holders of a majority, or such greater number required, of the then-outstanding Series A Preferred will be deemed, subject to applicable Delaware law, to satisfy the applicable voting requirements.

                           5. Reacquired Shares. Any shares of Series A
         Preferred that are converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. None of such shares of Series A Preferred shall be reissued by the Corporation.

                           6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred shall be entitled to receive the same distribution paid to the holders of Common Stock, on an as-converted basis. Neither a consolidation or merger of the Corporation with another corporation or other legal entity, nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

                           7. Conversion. (a) Automatic Conversion. Each share of the Series A Preferred will automatically be converted into 1,113.40524 fully paid and nonassessable shares of Common Stock, subject to adjustment as described below, one year following the authorization and reservation of a sufficient number of shares of Common Stock by all requisite action by the Corporation, including action by the Board and by the shareholders of the Corporation, to provide for the conversion of all outstanding shares of Series A Preferred into fully paid and nonassessable shares of Common Stock.

                           (b) Optional Conversion. Each share of the Series A Preferred will be convertible at the option of the holder thereof into 1,113.40524 fully paid and non-assessable shares of Common Stock, subject to adjustment as described below, at any time or from time to time following the authorization and reservation of a sufficient number of shares of Common Stock by all requisite action by the Corporation, including action by the Board and by the shareholders of the Corporation, to provide for the conversion of all outstanding shares of Series A Preferred into fully paid and non- assessable shares of Common Stock.

                           (c) Mechanics of Automatic Conversion. Upon automatic conversion as set forth in Section 7(a), the Series A Preferred shall be eliminated, and thereafter all shares of Series A Preferred shall become and be known as shares of "Common Stock" without further action or exchange on the part of the holders thereof. The holder of any certificate for Series A Preferred shall be entitled to request and to receive promptly from

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         the Corporation a certificate or certificates setting forth the number of shares of Common Stock into which such Series A Preferred converted, by delivering a written notice to the attention of the Secretary or Treasurer of the Corporation at the Corporation's principal place of business of its desire to receive such replacement certificate or certificates, specifying the number of shares of Series A Preferred that have been so converted and the holder's calculation of the Conversion Rate. In the event of any disagreement between the Corporation and the holder as to the correct Conversion Rate, the Conversion Rate will be finally determined by an investment banking or brokerage firm with no material prior or current relationship with the Corporation or any of its subsidiaries selected by the Board in good faith, the fees and expenses of which will be paid by the Corporation. The Corporation will, promptly upon receipt of all certificates representing Series A Preferred as have been issued to such holder that have been converted, issue a certificate or certificates registering the appropriate number of shares of Common Stock to such holder.

                           (d) Mechanics of Optional Conversion. The holder of any certificate for Series A Preferred shall be entitled to request conversion of all or part of its Series A Preferred at any time or from time to time as provided in Section 7(b), by delivering a written notice to the attention of the Secretary or Treasurer of the Corporation at the Corporation's principal place of business of its desire to convert its Series A Preferred and receive a replacement certificate or certificates therefor, specifying the number of shares of Series A Preferred to be so converted and the holder's calculation of the Conversion Rate. In the event of any disagreement between the Corporation and the holder as to the correct Conversion Rate, the Conversion Rate will be finally determined by an investment banking or brokerage firm with no material prior or current relationship with the Corporation or any of its subsidiaries selected by the Board in good faith, the fees and expenses of which will be paid by the Corporation. The Corporation will, promptly upon receipt of all certificates representing Series A Preferred of such holder that are to be converted, issue a certificate or certificates registering the appropriate number of shares of Common Stock to such holder. Upon optional conversion as set forth in Section 7 (b), the shares of Series A Preferred so converted shall be eliminated, and thereafter such shares of Series A Preferred shall become and be known as shares of "Common Stock" without further action on the part of the holder thereof.

                           (e) Adjustment for Subdivisions or Combinations of Common Stock. In the event that the Corporation at any time or from time to time after the issuance on the Series Preferred effects a subdivision, dividend payable in shares of capital stock, combination or other similar transaction of its outstanding Common Stock into a greater or lesser number of shares, then and in each such event the Conversion Rate will be increased or decreased proportionately.

                           (f) Reorganization, Merger, Consolidation or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, or dividend payable in shares provided for elsewhere in this Section 7) or a merger or consolidation of the Corporation with or into

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         another corporation or other legal entity, or the sale of all or substantially all of the Corporation's properties and assets to any other Person which is effected so that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then as a part of such capital reorganization, merger, consolidation or sale, proper provision will be made so that each holder of Series A Preferred will thereafter be entitled to receive upon conversion of the Series A Preferred the same number of shares of stock, securities or assets of the Corporation, or of the successor corporation or other legal entity resulting from such merger or consolidation or sale, which such holder would have been entitled to receive on such capital reorganization, merger, consolidation or sale if such holder's Series A Preferred had been converted into Common Stock immediately prior to the record date established for determining holders entitled to such distribution, or if no such record date is established, as of the time of such transaction. In any such case, appropriate adjustment will be made in the application of the provisions of this Section 7(f) with respect to the rights of the holders of the Series A Preferred after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 7(f) (including adjustment of the Conversion Rate then in effect) will be applicable after that event as nearly equivalent as may be practicable. This provision will apply to successive capital reorganizations, mergers, consolidations or sales. Nothing herein will diminish or otherwise offset the rights of the Series A Preferred under
         Section 4(b).

                           (g) Rights Offering. If at any time or from time to time the Corporation shall offer to any of the holders of Common Stock any right, option or warrant to acquire additional shares of capital stock of the Corporation, then each holder of a share of Series A Preferred then-outstanding will be entitled to receive rights, options or warrants to acquire such number of additional shares of capital stock of the Corporation as such holder would have been entitled to receive had such holder's Series A Preferred been converted into Common Stock immediately prior to the record date for the offering of such rights, options or warrants, at the Conversion Rate then in effect.

                            (h) No Adjustment. No adjustment to the Conversion Rate will be made if such adjustment would result in a change in the Conversion Rate of less than 0.001%. Any adjustment of less than 0.001% which is not made will be carried forward and will be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of 0.001% or more in the Conversion Rate.

                           (i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 7, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, upon the written request at any time of any holder of Series A Preferred, furnish or

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         cause to be furnished to such holder a like certificate setting forth
         (i) such adjustments and readjustments, (ii) the Conversion Rate at that time in effect, and (iii) the amount, if any, of other property which at that time would be received upon the conversion of Series A Preferred.

                           (j) Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as will from time to time be sufficient to effect the conversion of all then-outstanding shares of the Series A Preferred; and if at any time the number of authorized but unissued shares of Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of the Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

                           8. Rank. The Series A Preferred will rank on a parity with the Common Stock as to any distributions or upon liquidation, dissolution or winding up.

                           9. Notice to Holders. Any notice given by the Corporation to holders of record of Series A Preferred will be effective if addressed to such holders at their last addresses as shown on the stock books of the Corporation and deposited in the U.S. mail, sent first-class, and will be conclusively presumed to have been duly given, whether or not the holder of the Series A Preferred receives such notice.

                           10. Certain Defined Terms. In addition to the terms defined elsewhere in this Article FOURTH, the following terms will have the following meanings when used herein with initial capital letters:

                  "Conversion Rate" means the number of shares of Common Stock into which each share of Series A Preferred may be converted; and

                  "Person" means any individual, firm, corporation or other entity and includes any successor (whether by merger or otherwise) of such entity.

                  2. The foregoing amendment was adopted by the Board of Directors as of May 17, 2002.

                  3. The foregoing amendment was duly adopted by the Board of Directors without shareholder action and shareholder action was not required.

                  4. No shares of the Series A Preferred have heretofore been issued.

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                  IN WITNESS WHEREOF, this Amended Certificate of
Designation is executed on behalf of the Corporation as of August 23, 2002.

                                         LITHIUM TECHNOLOGY CORPORATION


                                          /s/ David J. Cade
                                         ------------------------------------
                                         David J. Cade
                                         Chairman and Chief Executive Officer

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